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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Northwest Biotherapeutics, Inc.:


We consent to the use of our report dated April 17, 2001, except as to notes 4(b) and 5(d), which are as of May 15, 2001, relating to the consolidated balance sheets of Northwest Biotherapeutics, Inc. (a development stage company) and subsidiary (Company) as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000 and the period from March 18, 1996 (inception) through December 31, 2000 included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 17, 2001, except as to notes 4(b) and 5(d), which are as of May 15, 2001, contains an explanatory paragraph that states that the Company has incurred losses from operations, has a net capital deficiency and, at December 31, 2000, a net working capital deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG LLP

Seattle, Washington

November 14, 2001